Exhibit 23.1


                              ACCOUNTANTS' CONSENT



The Board of Directors
Cyanotech Corporation:

We consent to incorporation by reference in Registration Statement Nos. 33-63789 and 33-55310 on Form S-8 of Cyanotech Corporation of our report dated May 14, 1999, except as to the second paragraph of note 3, the second paragraph of note 4 and the second paragraph of note 13, which are as of July 13, 1999, relating to the consolidated balance sheets of Cyanotech Corporation and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, which report is incorporated by reference in the 1999 annual report on Form 10-K of Cyanotech Corporation. We also consent to incorporation by reference of our report dated May 14, 1999 relating to the financial statement schedule of Cyanotech Corporation and subsidiaries in the aforementioned 1999 annual report on Form 10-K which report is included in said Form 10-K.

Our report dated May 14, 1999, except as to the second paragraph of note 3, the second paragraph of note 4 and the second paragraph of note 13, which are as of July 13, 1999, relating to the consolidated financial statements of Cyanotech Corporation and subsidiaries and our report dated May 14, 1999, relating to the financial statement schedules of Cyanotech Corporation and subsidiaries contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited sources of additional liquidity, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.




/s/ KPMG LLP
Honolulu, Hawaii
July 14, 1999